Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE	DRAFT

Superior Drilling Products, Inc. Regains Compliance with NYSE American Continued Listing Standards

VERNAL, UT, May 19, 2022 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, announced today that it has received notification from the NYSE American LLC (“NYSE American”) that the Company has regained compliance with the continued listing standard of Sections 1003(a)(ii) and (iii) of the NYSE American Company Guide (“the “Company Guide”). At March 31, 2022, SDP had shareholders’ equity of $6.5 million, surpassing the $6.0 million requirement to meet the listing standard.

Troy Meier, Chairman and CEO commented, “We made excellent progress this past year as evidenced by our strong growth and, importantly, the significant operating leverage inherent in our business that delivered earnings and improving book value. These are exciting times for Superior Drilling. The demand for our capabilities in the manufacture and refurbishment of drilling tools continues to expand as our productivity and quality provides greater benefits to our customers and replaces their need to add capacity. Importantly as well, our branded drilling tools are garnering greater attention in the marketplace as we capture greater share on drilling rigs.”

As of May 19, 2022, the below compliance (“.BC”) indicator will no longer be disseminated and the Company was removed from the list of NYSE American noncompliant issuers on the NYSE American’s website.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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